Exhibit 10.3

EXECUTION COPY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), is made as of May 10, 2007 by and between PTS Holdings Corp. (the “Company”), a Delaware corporation, and Aleksander Erdeljan (“Consultant”).

WHEREAS, the Company desires to retain Consultant as a consultant to the Company and a non-employee director of the Company’s Board of Directors (the “Board”), and Consultant desires to be so retained by the Company, on the terms and subject to the conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Consultant agree as follows:

1. Consulting Arrangement. The Company hereby retains Consultant, and Consultant hereby agrees to serve as a consultant to the Company and a non-employee director of the Board, on the terms and subject to the conditions of this Agreement. The Consultant will, from time to time, at the request of the Company, provide advice with respect to the business of the Company and its strategic business plan.

2. Term. The term of Consultant’s consultancy under this Agreement (the “Consulting Term”) shall commence on the date hereof and, unless sooner terminated pursuant to Section 5 hereof, shall expire on the second anniversary of the date hereof; provided, however, that commencing with May 10, 2009 and on each May 10 thereafter (each, an “Extension Date”), the Consulting Term shall be automatically extended for an additional one-year period, unless the Company or Consultant provides the other party hereto 60 days’ prior written notice (a “Non-Renewal Notice”) before the next Extension Date that the Consulting Term shall not be so extended.

3. Compensation. The Company shall pay Consultant a retainer (the “Retainer”) at the rate of $200,000 per year, payable in equal monthly installments, in advance, during the Consulting Term. Subject to Section 5 below, Consultant shall be entitled to the full Retainer regardless of the amount and frequency of consulting services actually requested of him.

4. Status; Taxes.

(a) Status of Consultant. Consultant shall not be an employee of the Company or any of its subsidiaries and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or any of its subsidiaries. Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by the Company. Consultant shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Consultant and may control and direct him in that regard, the Company shall not control or direct Consultant as to the details or means by which such results are accomplished.

EXECUTION COPY

(b) Taxes. It is intended that the fees paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.

5. Termination. This Agreement and Consultant’s service hereunder may be terminated by either party at any time and for any reason; provided that, unless otherwise provided herein, either party will be required to give the other party at least 60 days’ advance written notice of any termination of Consultant’s service. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Consultant’s rights upon a termination of service with the Company and its subsidiaries.

(a) By the Company for Cause, By Consultant Due to Voluntary Resignation, Due to Disability or Death.

(i) The Consulting Term and Consultant’s service hereunder may be terminated (x) by the Company for Cause (as defined below), which termination shall be effective immediately, (y) by Consultant due to his voluntary resignation, or (z) due to Consultant’s death or disability.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Consultant’s willful failure to perform duties which is not cured within fifteen (15) days following written notice, (B) Consultant’s conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for the Company or the Board to believe that Consultant has engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime involving moral turpitude and which is demonstrably injurious to the Company and its subsidiaries, (iii) Consultant’s willful malfeasance or misconduct which is demonstrably injurious to the Company and its subsidiaries, or (iv) breach by Consultant of the material terms of the Agreement including without limitation the non-competition, non-solicitation and confidentiality provisions. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Consultant not in good faith.

(iii) Following such termination of Consultant’s service under this Section 5(a), other than payment of any accrued but unpaid Retainer, neither the Company nor Consultant shall have any further obligations hereunder, except as set forth in Sections 6 and 7 hereof.

(b) By the Company without Cause.

(i) The Consulting Term and Consultant’s service hereunder may be terminated by the Company without Cause.

(ii) If Consultant’s service is terminated by the Company without Cause (other than by reason of Consultant’s death or disability), Consultant shall be entitled to receive any accrued but unpaid Retainer and, subject to Consultant’s (x) continued compliance with the provisions of Sections 6 and 7 hereof and (y) execution, delivery and non-revocation of a general release of claims against the Company and its affiliates in a form acceptable to the Company, payment of an amount equal to the Retainer, payable in equal monthly installments over a one year period following the date of termination of service.

EXECUTION COPY

(iii) Following such termination of Consultant’s service under this Section 5(b), except as set forth in this Section 5(b), neither the Company nor Consultant shall have any further obligations hereunder, except as set forth in Sections 6 and 7 hereof.

(c) Non-Renewal of the Consulting Term.

(i) In the event Consultant provides the Company with the Non-Renewal Notice pursuant to Section 2, unless Consultant’s service is earlier terminated pursuant to paragraphs (a) or (b) of this Section 5, the expiration of the Consulting Term and Consultant’s termination of service hereunder (whether or not Consultant continues as a consultant of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Consultant shall be entitled to receive any accrued but unpaid Retainer.

Following such termination of Consultant’s service under this Section 5(c)(i), except as set forth in this Section 5(c)(i), neither the Company nor Consultant shall have any further obligations hereunder, except as set forth in Sections 6 and 7 hereof.

(ii) In the event the Company provides Consultant with the Non-Renewal Notice pursuant to Section 2, unless Consultant’s service is earlier terminated pursuant to paragraphs (a) or (b) of this Section 5, the expiration of the Consulting Term and Executive’s termination of service hereunder (whether or not Consultant continues as a consultant of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Consultant shall be entitled to receive any accrued but unpaid Retainer.

In addition to the payment of any accrued but unpaid Retainer, as a result of such termination of service under this Section 5(c)(ii), subject to Consultant’s (x) continued compliance with the provisions of Sections 6 and 7 and (y) execution, delivery and non-revocation of a general release of claims against the Company and its affiliates in a form acceptable to the Company, Consultant shall be entitled to receive payment of an amount equal to the Retainer, payable in equal monthly installments over a one year period following the date of termination of service.

Following such termination of Consultant’s service under this Section 5(c)(ii), except as set forth in this Section 5(c)(ii), neither the Company nor Consultant shall have any further obligations hereunder, except as set forth in Sections 6 and 7 hereof.

6. Non-Competition.

(a) Consultant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(i) During the Consulting Term and, for a period of (x) one year following the termination of the Consulting Term if either (A) Consultant’s service is terminated by the Company for Cause or (B) Consultant voluntarily resigns or (y) six (6) months following the termination of the Consulting Term if Consultant’s service is terminated by the

EXECUTION COPY

Company without Cause (the “Restricted Period”), Consultant will not, whether on Consultant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its subsidiaries, the business of any client or prospective client with whom Consultant had personal contact or dealings on behalf of the Company or any of its subsidiaries during the one year period preceding Consultant’s termination of services with the Company.

(ii) During the Restricted Period, Consultant will not directly or indirectly:

(A) engage in any business that competes with the business of the Company or any of its subsidiaries, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by the Company or any of its subsidiaries (including, without limitation, any other business which the Company or any of its subsidiaries have plans to engage in as of the date of Consultant’s termination of service) in any geographical area where the Company or any of its subsidiaries conduct business (a “Competitive Business”);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or any of its subsidiaries.

Notwithstanding anything to the contrary in this Agreement, Consultant may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or any of its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Consultant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iii) During the Restricted Period, Consultant will not, whether on Consultant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or any of its subsidiaries; or

(B) hire any such employee who was employed by the Company or any of its subsidiaries as of the date of Consultant’s termination of service with the Company or who left the employment of the Company or any of its subsidiaries

EXECUTION COPY

coincident with, or within six months prior to or after, the termination of Consultant’s service with the Company; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its subsidiaries for at least six months.

(iv) During the Restricted Period, Consultant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its subsidiaries any consultant then under contract with the Company or any of its subsidiaries.

(b) It is expressly understood and agreed that although Consultant and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Consultant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Consultant will not at any time (whether during or after Consultant’s service with the Company) (x) retain or use for the benefit, purposes or account of Consultant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Consultant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Consultant by a third party without breach of any known confidentiality obligation; or (c) required by law to be disclosed; provided that Consultant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

EXECUTION COPY

(iii) Except as required by law, Consultant will not disclose to anyone, other than Consultant’s immediate family and legal or financial or tax advisors, each of whom Consultant agrees to instruct not to disclose, the existence or contents of this Agreement; provided that Consultant may disclose to any prospective future employer the provisions of Sections 6 and 7 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Consultant’s service with the Company for any reason, Consultant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Consultant’s possession or control (including any of the foregoing stored or located in Consultant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Consultant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Consultant is or becomes aware.

8. Injunctive Relief. Consultant acknowledges that damages for any breach of Sections 6 and 7 of this Agreement will be difficult to determine and inadequate to remedy the harm which may be caused and, therefore, consents that the restrictions contained in such Sections may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to, and not in place of, any other remedies available at law or in equity. Should any court or tribunal decline to enforce any provisions of Sections 6 or 7 on the basis that such provisions are overly restrictive of the activities of Consultant as to time, scope or geography, such provisions shall be deemed to be modified to restrict Consultant’s activities to the maximum extent of time, scope and geography which such court or tribunal shall find enforceable, and such provisions shall be so enforced.

9. Entire Agreement/Prior Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

10. Miscellaneous.

(a) Expenses. During the Consulting Term, the Company shall reimburse Consultant, in accordance with the Company’s policies, for any reasonable expenses incurred by him in connection with the performance of his services hereunder.

(b) Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and Consultant.

EXECUTION COPY

(c) Assignment. The Company may assign its rights and delegate its obligations under this Agreement to any successor-in-interest to its business, except such assignment shall not relieve the Company of any of its duties and obligations under this Agreement without Consultant’s prior written consent. Except as provided in the previous sentence, neither party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other and any attempted assignment in violation of this provision shall be void.

(d) Binding Effect. Subject to the limitations set forth in Section 10(c), this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the Company and Consultant.

(e) Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

(1)	if to the Company:

PTS Holdings Corp.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Chinh Chu
Fax: (212) 583-5722

with a copy to:

The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Chinh Chu
Fax: (212) 583-5722

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017-3954 Attn: Brian Robbins
Fax: (212) 455-2502

(2)	if to Consultant, to address appearing in the personnel records of the Company or to such other addresses as a party shall designate in the manner provided in this Section 10(e). Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail or (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service.

EXECUTION COPY

(f) Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within such jurisdiction.

(g) Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

(i) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, if any payments of money or benefits due to Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Consultant in good faith regarding the implementation of the provisions of this Section 10(i); provided that neither the Company nor any of its employees or representatives shall have any liability to Consultant with respect thereto.

[The remainder of this page intentionally left blank.]

EXECUTION COPY

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first above written.

PTS HOLDINGS CORP.

By:	/s/ Michael Dal Bello
Its:

/s/ Aleksander Erdeljan
Aleksander Erdeljan